SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________

SCHEDULE 14A INFORMATION

(RULE 14A-101) PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant   ☒

Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

CIMA LABS INC.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No:

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(4)	Date Filed:

Filed by CIMA LABS INC.
Pursuant to Rule 14a-12
of the Securities Exchange Act of 1934
Subject Company: CIMA LABS INC.
Commission File No.: 000-24424

     This filing relates to the transactions contemplated by that certain Agreement and Plan of Merger by and among CIMA LABS INC., a Delaware corporation (“CIMA”), Cephalon, Inc., a Delaware corporation (“Cephalon”), and C MergerCo, Inc, a Delaware corporation, dated as of November 3, 2003 (the “Merger Agreement”).

Safe-Harbor Language

     In addition to historical facts or statements of current condition, this document contains forward-looking statements. Forward-looking statements provide each of Cephalon’s and CIMA’s current expectations or forecasts of future events. These may include statements regarding the timing of the closing of the transaction, the timing and success of integration efforts once the transaction is complete, its expectations or ability to realize commercial success, the impact of this transaction, if successful, on Cephalon’s business, anticipated scientific progress on its research programs, development of potential pharmaceutical products, including OraVescent fentanyl, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, sales and earnings guidance, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. CIMA’s and Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing CIMA and/or Cephalon, such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law. The U.S. Private Securities Litigation Reform Act of 1995 permits this discussion.

Additional Information and Where to Find It

     CIMA intends to file with the Securities and Exchange Commission a proxy statement and other relevant documents in connection with the proposed transaction. Investors of CIMA are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about CIMA and the proposed transaction. Investors may obtain a free copy of these materials (when they are available) and other documents filed with the Securities and Exchange Commission at the SEC’s website at www.sec.gov. A free copy of the proxy statement when it becomes available may also be obtained from CIMA, 10000 Valley View Road, Eden Prairie, Minnesota 55344. Investors may access copies of the documents filed with the SEC by CIMA on CIMA’s website at www.cimalabs.com. In addition, copies may be obtained free of charge at written request to CIMA at 10000 Valley View Road, Eden Prairie, Minnesota 55344, attention: CFO.

     CIMA and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of CIMA’s stockholders in connection with the proposed transaction is set forth in CIMA’s proxy statement for its 2003 annual meeting, dated April 14, 2003 and filed with the SEC on April 11, 2003.

     Additional information regarding these individuals and any interest they have in the proposed transaction will be set forth in the proxy statement when it is filed with the SEC.

     The following email was sent to all CIMA employees on November 3, 2003 :

Attached is a press release that we have just issued announcing an agreement today with Cephalon, Inc. and the termination of the merger agreement with aaiPharma, Inc.

You are invited to a meeting as noted below to meet the leadership of Cephalon.

Meeting date:

Tuesday, November 4 — Brooklyn Park — 1:30 PM Gitchee & Gumee Conference rooms.

Tuesday, November 4 — Eden Prairie — 3:30 PM Open Area

As noted in the press release, this transaction with Cephalon provides a significant and immediate return to CIMA shareholders and is in the long term best interests of our employees and partners. Working with Cephalon allows us to expand our leadership in ODT technology and accelerate the commercialization of our proprietary OraVescent Fentanyl product.

We are very excited about this strategic transaction and look forward to our relationship with Cephalon.